Exhibit 99.1

OPINION RESEARCH CORPORATION

FOR IMMEDIATE RELEASE

Company Contact:
Douglas L. Cox
EVP & Chief Financial Officer
Opinion Research Corporation
(609) 452-5274

OPINION RESEARCH REPORTS A 41% INCREASE IN NET INCOME ON A 9%
INCREASE IN REVENUES FOR THE THIRD QUARTER

PRINCETON, N.J. – October 28, 2004 – Opinion Research Corporation (NASDAQ: ORCI), today announced financial results for the third quarter ended September 30, 2004. Summarizing the quarter’s results, Chairman and CEO John F. Short said, “We are pleased with our performance in the third quarter with revenues increasing 9% and net income increasing 41% over the third quarter of last year.”

Revenues

Revenues for the third quarter were $48.9 million versus $44.9 million in the prior year’s third quarter. Social research revenues were $32.7 million versus $29.1 million in last year’s third quarter. Commercial market research revenues totaled $13.0 million versus $12.0 million in the prior year’s third quarter. Teleservices revenues were $3.2 million versus $3.8 million in last year’s third quarter.

Income

Operating income for the third quarter was $3.1 million, versus $2.7 million in the prior year’s third quarter, an increase of 11%. Net income was $1.0 million in the quarter, as compared to $.7 million in the third quarter last year. Net income per diluted share was $0.15 versus net income per diluted share of $0.11 in the prior year’s third quarter.

Business Outlook

Mr. Short commented, “We believe that the outlook for our commercial market research business is improving, based on increasing backlog, the volume of new business inquiries we are receiving and the proposals we are submitting to potential clients. We also expect our social research business to continue to meet our expectations.” The company has increased its revenue guidance for 2004 to a range of $194 million to $196 million and has narrowed the range of its earlier net income and earnings per share guidance for 2004 to $3.0 million to $3.2 million and $0.46 to $0.50 per diluted share. These include a second quarter 2004 refinancing-related charge which reduced net income by $1.6 million and diluted earnings per share by $0.26. This guidance does not include the impact of the previously announced potential common stock offering.

The statements above concerning the company’s business outlook for 2004 are based on current expectations. These statements are forward-looking and actual results may differ materially.

Nine-Month Results

For the first nine months of 2004, revenues were $146.3 million compared to $133.5 million in the first nine months of 2003, an increase of 10%. For the first nine months of 2004 net income was $1.7 million, or $0.26 per diluted share, compared to $2.4 million, or $0.38 per diluted share, last year. Net income and earnings per share for the first nine months of 2004 include the $1.6 million impact of the refinancing-related charge referred to above.

About Opinion Research Corporation

Founded in 1938, Opinion Research Corporation provides commercial market research, health and demographic research for government agencies, information services, teleservices and consulting. The company is a pioneering leader in the science of market and social research, and has built a worldwide data-collection network. Further information is available at www.opinionresearch.com.

This release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. Many of the factors that will determine the company’s financial results are beyond the ability of the company to control or predict. These statements are subject to risks and uncertainties and therefore actual results may materially differ. The company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results are described in the company’s filings with the Securities and Exchange Commission, copies of which are available upon request from the company.

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
(in thousands, except share and per share amounts)

	For The Three Months		For The Nine Months
	Ended September 30,		Ended September 30,
	2004	2003	2004	2003
Revenues	$48,894	$44,867	$146,255	$133,512
Cost of revenues (exclusive of depreciation)	34,692	31,561	103,455	93,313

Gross profit	14,202	13,306	42,800	40,199
Selling, general and administrative expenses	10,130	9,542	30,398	29,192
Depreciation and amortization	1,017	1,018	2,914	2,972

Operating income	3,055	2,746	9,488	8,035
Interest expense	1,167	1,247	6,540	3,541
Other non-operating (income) expenses, net	(85)	(5)	(386)	12

Income before provision for income taxes	1,973	1,504	3,334	4,482
Provision for income taxes	972	793	1,632	2,118

Net income	$1,001	$711	$1,702	$2,364

Net income per common share:
Basic	$0.16	$0.12	$0.27	$0.39

Diluted	$0.15	$0.11	0.26	0.38

Weighted average shares outstanding:
Basic	6,288,649	6,090,238	6,226,654	6,068,134
Diluted	6,483,720	6,323,573	6,435,092	6,178,744

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands)

	30-Sep-04	31-Dec-03
Assets
Current assets:
Cash and equivalents	$15	$2,766
Accounts receivable	23,410	24,890
Allowance for doubtful accounts	(268)	(336)
Unbilled services	18,580	14,140
Prepaid expenses and other current assets	3,990	3,161

Total current assets	45,727	44,621
Non-current assets:
Fixed assets, net of depreciation	9,767	9,099
Goodwill	32,579	32,537
Other intangibles, net of amortization	459	715
Other non-current assets	7,454	8,739

Total non-current assets	50,259	51,090

Total assets	$95,986	$95,711

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$5,394	$5,473
Accrued expenses	11,718	13,829
Deferred revenues	3,388	2,183
Short-term borrowings	2,000	3,000
Other current liabilities	2,152	762

Total current liabilities	24,652	25,247
Long-term borrowings	40,396	41,922
Other liabilities	1,427	1,543
Redeemable equity	8,900	8,900
Total stockholders’ equity	20,611	18,099

Total liabilities and stockholders’ equity	$95,986	$95,711

OPINION RESEARCH CORPORATION AND SUBSIDIARIES
Segment Information
(in thousands)

	US Market	UK Market		Social	Total
	Research	Research	Teleservices	Research	Segments	Other	Consolidated
Three months ended September 30, 2004:

Revenues from external customers	$6,023	$5,623	$3,213	$32,703	$47,562	$1,332	$48,894
Operating income (loss)	(640)	58	236	3,378	3,032	23	3,055
Interest and other non-operating expenses, net							1,082
Income before provision for income taxes							$1,973

Three months ended September 30, 2003:

Revenues from external customers	$5,722	$5,433	$3,757	$29,144	$44,056	$811	$44,867
Operating income (loss)	(1,319)	245	481	3,439	2,846	(100)	2,746
Interest and other non-operating expenses, net							1,242
Income before provision for income taxes							$1,504

Nine months ended September 30, 2004:

Revenues from external customers	$19,623	$16,681	$10,163	$95,897	$142,364	$3,891	$146,255
Operating income (loss)	(1,920)	348	926	10,104	9,458	30	9,488
Interest and other non-operating expenses, net							6,154
Income before provision for income taxes							$3,334

Nine months ended September 30, 2003:

Revenues from external customers	$19,397	$14,530	$10,441	$87,139	$131,507	$2,005	$133,512
Operating income (loss)	(2,529)	621	1,070	9,296	8,458	(423)	8,035
Interest and other non-operating expenses, net							3,553
Income before provision for income taxes							$4,482